Ventana Reports First Quarter Results

TUCSON, AZ -- 04/27/2007 -- Ventana Medical Systems, Inc. (NASDAQ: VMSI) today reported sales of $64.4 million for the quarter ending March 31, 2007, a 19% increase over the first quarter of 2006. The Company reported net income for the first quarter of $18.0 million, or $0.50 per diluted share, compared with net income of $5.0 million, or $0.14 per diluted share in the first quarter of 2006. Current period results include net income of $12.3 million, or $0.34 per diluted share associated with the sale of the Company's investment in Vision Systems Ltd.

Reagents and other revenues grew 24% versus the first quarter of 2006, while instrument revenue decreased by 14% in the quarter versus the comparable period in 2006. Gross margin was 75.8% in the quarter, versus 75.4% in the first quarter of last year. R&D investment was $9.4 million, up 28% from the first quarter of 2006.

The Company also announced it had repurchased approximately 1.4 million shares in the quarter for $55.5 million.

CALENDAR YEAR 2007 AND 2008 OUTLOOK

The Company's outlook for 2007 revenues continues to be in the range of $285M to $289M while earnings have been increased to approximately $1.27 per diluted share. The 2007 earnings estimate includes the abovementioned after-tax gain on Vision shares, net of plans to re-invest in R&D and Commercial activities focused on accelerating certain product development and technology programs while strengthening the global sales and support organizations.

The Company's outlook for 2008 remains unchanged.

INVESTOR CONFERENCE CALL

Ventana will hold a conference call to discuss first quarter results at 10:00 a.m. Eastern on Friday, April 27, 2007. The call can be accessed live and will be available for replay over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79080&eventID=1521547.

ABOUT VENTANA MEDICAL SYSTEMS, INC.

Ventana develops, manufactures, and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. The Company's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include our expected revenue growth and profitability for 2007 and 2008. These forward-looking statements are subject to numerous risks and uncertainties, and actual results may vary materially. We may not achieve anticipated future operating results, and product development activities may not be as successful as we expect in terms of the timing of product availability to the market or customer rates of adoption. Other risks and uncertainties include risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions, and those other risks and uncertainties contained in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. Past performance is not indicative of future results. We cannot guarantee any future operating results, activity, performance, or achievement.

Visit the Ventana Medical Systems, Inc., website at www.ventanamed.com.

Financial Tables Follow

                      VENTANA MEDICAL SYSTEMS, INC.
                        CONSOLIDATED BALANCE SHEETS
                  (in thousands, except per share data)

                                                                 December
                                                   March 31,       31,
                                                      2007         2006
                                                  -----------  -----------
                                                  (Unaudited)
                            ASSETS
 Current assets:
    Cash and cash equivalents                     $    36,949  $    31,761
    Short-term investments                             21,861       68,325
    Trade accounts receivable, net of allowance
     for doubtful accounts of $1,721 and $1,716,
     respectively                                      46,845       47,455
    Inventories, net                                   20,420       18,277
    Deferred tax assets                                10,566        2,502
    Prepaids and other current assets                   3,344        5,646
                                                  -----------  -----------
             Total current assets                     139,985      173,966
 Property and equipment, net                           70,110       65,405
 Deferred tax assets, net of current portion            9,401       14,195
 Long-term investments                                      -        1,187
 Goodwill                                               2,804        2,804
 Intangible assets, net                                 5,879        6,349
 Capitalized software development costs, net            3,262        3,131
 Other assets                                           1,555        1,593
                                                  -----------  -----------
             Total assets                         $   232,996  $   268,630
                                                  ===========  ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
    Accounts payable                              $    19,482  $    15,634
    Other current liabilities                          39,097       36,487
                                                  -----------  -----------
             Total current liabilities                 58,579       52,121
 Long-term debt                                         1,977        2,069
 Other long-term liabilities                            4,382          661

 Commitments and Contingencies

 Stockholders' equity

    Common stock--$.001 par value; 100,000 shares
     authorized, 37,610 and 37,490 shares issued
     and outstanding at March 31, 2007 and
     December 31, 2006, respectively                       38           37
    Additional paid-in-capital                        237,748      234,149
    Retained earnings                                  59,917       43,206
    Accumulated other comprehensive (loss) income        (248)      10,252
    Treasury stock--3,942 and 2,570 shares, at
     cost, at March 31, 2007 and December 31,
     2006, respectively                              (129,397)     (73,865)
                                                  -----------  -----------
             Total stockholders' equity               168,058      213,779
                                                  -----------  -----------
             Total liabilities and stockholders'
              equity                              $   232,996  $   268,630
                                                  ===========  ===========

                      Ventana Medical Systems, Inc.
             Condensed Consolidated Statements of Operations
                   (in thousands except per share data)
                              (Unaudited)

                                                         Three Months Ended
                                                              March 31,
                                                            2007     2006
                                                          -------- --------
Sales:
  Reagents and other                                      $ 58,458 $ 47,174
  Instruments                                                5,977    6,913
                                                          -------- --------
    Total net sales                                         64,435   54,087
Cost of goods sold                                          15,581   13,304
                                                          -------- --------
Gross profit                                                48,854   40,783
Operating expenses:
  Research and development                                   9,403    7,359
  Selling, general and administrative                       30,711   24,982
  Amortization of intangible assets                            603      631
                                                          -------- --------
Income from operations                                       8,137    7,811
Interest and other income                                   19,865      426
                                                          -------- --------
Income before taxes                                         28,002    8,237
Provision for income taxes                                   9,997    3,214
                                                          -------- --------
Net income                                                $ 18,005 $  5,023
                                                          ======== ========
Net income per common share:
          --Basic                                         $   0.52 $   0.15
                                                          ======== ========
          --Diluted                                       $   0.50 $   0.14
                                                          ======== ========
Shares used in computing net income per
 common share:
          --Basic                                           34,673   33,995
                                                          ======== ========
          --Diluted                                         36,342   35,961
                                                          ======== ========

                      Ventana Medical Systems, Inc.
             Condensed Consolidated Statements of Cash Flows
                             (in thousands)
                              (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                          2007      2006
                                                        --------  --------
Net income                                              $ 18,005  $  5,023
Adjustments to reconcile net income to cash provided by
 operating activities:
   Depreciation and amortization                           4,701     3,803
   Share-based compensation expense related to employee
    stock options and employee stock purchases             1,306     1,377
   Deferred income taxes                                   5,262      (381)
   Tax benefit from employee stock option plans              696     1,346
   Excess tax benefits from share-based compensation        (261)   (1,329)
Change in operating assets and liabilities:
  Accounts receivable                                        610      (579)
  Inventory                                               (2,143)     (501)
  Other assets                                             2,208      (420)
  Accounts payable                                        (3,940)    2,837
  Other liabilities                                        3,887        (1)
                                                        --------  --------
    Net cash provided by operating activities             30,331    11,175

Cash flows from investing activities:
  Purchase of property and equipment                      (6,360)   (4,438)
  Purchase of intangible assets                              (62)     (295)
  Purchases of short-term investments                   (127,699)  (34,811)
  Proceeds from sale of short-term investments           157,303    34,362
                                                        --------  --------
    Net cash provided by (used in) investing activities   23,182    (5,182)

Cash flows from financing activities:
  Issuance of common stock                                 1,517     2,484
  Purchases of common stock for treasury                 (50,257)  (13,394)
  Excess tax benefits from share-based compensation          261     1,329
  Repayments of debt                                        (130)      (53)
                                                        --------  --------
    Net cash used in financing activities                (48,609)   (9,634)
Effect of exchange rate change on cash and cash
 equivalents                                                 284        23
                                                        --------  --------
Net increase (decrease) in cash and cash equivalents       5,188    (3,618)
Cash and cash equivalents, beginning of period            31,761    17,519
                                                        --------  --------
Cash and cash equivalents, end of period                $ 36,949  $ 13,901
                                                        ========  ========

Supplemental cash flow information:
   Income taxes paid                                    $    142  $  1,438
   Interest paid                                        $     34  $     15
   Non-cash investing and financing activities:
     Tendered common stock for stock option
      exercises                                         $  5,275  $      -
     Purchases of property and equipment                $  2,442  $      -

Contact:
Christopher M. Gleeson
President and CEO
(520) 229-3787

Nick Malden
Chief Financial Officer
(520) 229-3857

VENTANA MEDICAL SYSTEMS, INC.
1910 E. Innovation Park Drive
Tucson, Arizona 85755
(520) 887-2155